Exhibit 10.1
AGREEMENT

This Agreement and Mutual Release (the “Agreement”), dated June 1, 2010 is entered into by GEC Holding, LLC, a Delaware limited liability company (“GEC”), Frederick M. Pevow, Jr., an individual and sole member of GEC (together with GEC, “Pevow”), and Gateway Energy Corporation, a Delaware corporation (the “Company”).

WHEREAS, Pevow has been conducting the consent solicitation (the “Consent Solicitation”) described in the definitive consent statement on Schedule 14A filed by Pevow with the Securities and Exchange Commission (the “SEC”) on April 2, 2010 (the “Consent Statement”).

WHEREAS, on May 18 and 19, 2010, six members of the board of directors of the Company (the “Board”) resigned (the “Resignations”), which resulted in six vacancies on the Board and John A. Raasch (“Raasch”) remaining as the sole member of the Board.

WHEREAS, pursuant to the powers granted to the Board under Article II, Section 2 of the Bylaws of the Company, Raasch has the power to appoint directors to fill the vacancies created by the Resignations.

WHEREAS, in reliance upon the terms and conditions of this Agreement, Raasch intends to appoint directors to fill vacancies created by the Resignations as set forth herein.

WHEREAS, the Company and Pevow have agreed that it is in their mutual interests to enter into this Agreement, among other things, to set forth certain agreements concerning the composition of the Board, the resolution of the Consent Solicitation and certain other matters, as hereinafter described.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto mutually agree as follows:

1.   Pursuant to the powers granted to the Board under Article II, Section 2 of the Bylaws of the Company (the “Bylaws”), the Board shall promptly appoint (and in no event later than June 2, 2010) the following persons as directors to fill the vacancies created by the Resignations:  Frederick M. Pevow, Jr., Perin Greg deGeurin, David F. Huff, John O. Niemann, Jr., Paul G. VanderLinden, III and a seventh director to be mutually agreed upon (acting in good faith) by Pevow, the Company and John Raasch promptly following the date hereof (such persons who are appointed to the Board being referred to collectively here as the “Appointed Directors”).  Upon the appointment of the five individuals noted in the foregoing sentence (which shall be evidenced by board resolutions in form and substance reasonably satisfactory to Pevow) and subject to the continued satisfaction of Sections 2 through 6, Pevow shall immediately cease all efforts, direct or indirect, in furtherance of the Consent Solicitation and shall not deliver or otherwise use any stockholder consents obtained in the Consent Solicitation.  At the same time, the Company shall immediately cease all direct or indirect consent revocation activities relating to the Consent Solicitation.

2.   The Appointed Directors and Raasch shall serve as directors on the Board through the conclusion of the Company’s 2010 annual meeting of the stockholders (including through any adjournments or postponements thereof) scheduled for August 18, 2010 (the “2010 Annual Meeting”), or until their successors are duly elected and qualified.

3.   Each of the Company and Pevow shall use its reasonable best efforts to cause the Board and the Nominating Committee thereof to nominate each of the Appointed Directors or any Replacement Candidate (as defined below) and Raasch (together, the “2010 Nominees”) (other than in the case of her, his or their inability or refusal to serve), to stand for election as directors at the 2010 Annual Meeting of stockholders.

4.   Each of the Company and Pevow shall use its reasonable best efforts to support the election to the Board of each of the 2010 Nominees at the 2010 Annual Meeting, including, without limitation, recommending that the Company’s stockholders vote in favor of the election of the 2010 Nominees and soliciting proxies in favor of the election of the 2010 Nominees.

5.   In the case of the death, disability or resignation of any Appointed Director (or any replacement therefor), Pevow shall have the exclusive right to identify a candidate to serve as a replacement director to the Nominating Committee (a “Replacement Candidate”).  The Replacement Candidate shall be promptly reviewed and recommended by the Nominating Committee of the Board and elected by the Board, provided that the Nominating Committee or the Board does not advance a reasonable objection to such Replacement Candidate (in which case such Replacement Candidate shall not be recommended or elected, as the case may be), and provided further that if the Nominating Committee or the Board does advance a reasonable objection to such Replacement Candidate, Pevow shall be entitled to designate a further Replacement Candidate subject to the terms herein, until such time as a Replacement Candidate is elected to the Board.  In the event that the Board or the Nominating Committee objects (whether reasonably or otherwise) to any Replacement Candidate designated by Pevow, the Board shall waive the provisions of Article I, Section 1 of the Bylaws with respect to any nominees for director Pevow wishes to submit for stockholder action at the 2010 Annual Meeting.

6.   The Company shall issue a press release substantially in the form attached hereto as Exhibit B (the “Press Release”) as soon as practicable on or after the date hereof (and in no event later than June 2, 2010) and the Company shall file a corresponding Form 8-K that includes both the Press Release and this Agreement.  Pevow shall file a corresponding amendment to its Schedule 13D originally filed with the SEC on February 11, 2010 (as amended, the “Schedule 13D”).  Neither of the Company nor Pevow shall make any public announcement or statement that is inconsistent with or contrary to the statements made in the Press Release, except as required by law or the rules of any stock exchange or with the prior written consent of the other party.

7.   In the event that the Board elects Pevow as Chief Executive Officer and President of the Company and Pevow agrees to so serve, his initial base salary shall be at a rate of $175,000 until the Company’s 2011 annual meeting of the stockholders and the Board and Mr. Pevow shall promptly negotiate in good faith a mutually agreeable employment agreement, which employment agreement would set forth Mr. Pevow’s entire compensation package, including such base salary, benefits and the terms of any incentive or equity compensation.

8.   Each of the Company and Pevow acknowledge and agree that (a) a breach or a threatened breach by either party hereto may give rise to irreparable injury inadequately compensable in damages and accordingly each party shall be entitled to injunctive relief, without proof of actual damages, to prevent a breach or threatened breach of the provisions hereof and to enforce specifically the terms and provisions hereof solely in the Court of Chancery of the State of Delaware, (b) no party shall plead in defense for any such relief that there would be an adequate remedy at law, (c) any applicable right or requirement that a bond be posted by either party is waived and (d) such remedies shall not be the exclusive remedies for a breach of this Agreement, but will be in addition to all other remedies available at law or in equity.  Each of the parties hereto expressly acknowledges and agrees that sufficient consideration was delivered to it in connection with its agreements hereunder and each agrees not to raise lack of consideration as a defense against the enforcement of this Agreement.

9.   Pevow, for the benefit of the Company and each of the Company’s present and former officers, directors, agents, employees, attorneys and assigns, in their capacity as such (the Company and each such person being a “Company Released Person”), hereby forever waives and releases, and covenants not to sue, any of the Company Released Persons for any individual claim or cause of action based on any act, omission, or failure to act by the Company Released Persons, whether known or unknown, which act, omission or failure to act occurred prior to the date hereof in connection with the Resignations, the termination of, and severance payments to, Robert Panico and Christopher Rasmussen (but only to the extent disclosed in the Company’s Form 8-K filed with the SEC on May 26, 2010), the Consent Solicitation and the Company’s defense thereof including the Company’s consent revocation solicitation; provided, however, this waiver and release and covenant not to sue shall not include the right to sue to enforce the terms of this Agreement and does not extend to acts which are criminal or which do not relate to the Consent Solicitation.

10.   The Company, for the benefit of Pevow and each of Pevow’s present and former officers, directors, stockholders, Board nominees, agents, employees, attorneys and assigns, in their capacity as such (each such person being a “Pevow Released Person”), hereby forever waives and releases and covenants not to sue, for any claim or cause of action based on any act, omission or failure to act by such Pevow Released Person, whether known or unknown, which act, omission or failure to act occurred prior to the date hereof in connection with the Consent Solicitation and the Company’s defense thereof; provided, however, that this waiver and release and covenant not to sue shall not include the right to sue to enforce the terms of this Agreement and does not extend to acts which are criminal or which do not relate to the Consent Solicitation.

11.   All notices and other communications under this Agreement shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person or by facsimile, or by Federal Express or registered or certified mail, postage pre-paid, return receipt requested, as follows:

If to the Company:

Gateway Energy Corporation
1415 Louisiana, Suite 4100
Houston, TX 77001
Fax:  (713) 336-0855

with a copy (which shall not constitute notice) to:

Craig L. Evans
Stinson Morrison Hecker LLP
1201 Walnut, Suite 2900
Kansas City, MO 64106
Fax:  (816) 412-1129

If to Pevow:

Mr. Frederick M. Pevow, Jr.
GEC Holding, LLC
910 Oak Valley Drive
Houston, TX 77024
Fax:  (713) 722-0858

with a copy (which shall not constitute notice) to:

Timothy D. Rampe
Davis Graham & Stubbs LLP
1550 Seventeenth Street
Denver, CO 80202
Fax:  (303) 893-1379

12.   This Agreement may be executed by the signatories hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

13.   Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court, (c) agrees that it shall not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware, and each of the parties irrevocably waives the right to trial by jury, (d) agrees to waive any bonding requirement under any applicable law, in the case any other party seeks to enforce the terms by way of equitable relief and (e) irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address of such party’s principal place of business or as otherwise provided by applicable law. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE.

14.   This Agreement constitutes the only agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions whether oral or written.  This Agreement shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.  This Agreement may not be assigned by any party without the express written consent of the other parties.  No amendment, modification, supplement or waiver of any provision of this Agreement may in any event be effective unless in writing and signed by the party or parties affected thereby.  This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

15.   The Company represents and warrants that, subject to applicable Delaware corporate law, (a) the Company has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby, (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company and is enforceable against the Company in accordance with its terms and (c) neither the execution of this Agreement nor the consummation of any of the transactions contemplated hereby nor the fulfillment of any of the terms hereof will conflict with, or result in a breach or violation of, or result in the imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of its subsidiaries pursuant to the terms of, any (i) indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, instrument or arrangement to which the Company or any of its subsidiaries is a party or bound or to which its or their property or assets are subject or (ii) governance documents of the Company.

16.   Pevow represents and warrants that (a) each of the Appointed Directors is prepared to act independently as a director of the Company and there are no agreements or understandings among the Appointed Directors or with any other person or entity relating to the matter set forth herein other than as disclosed to the Company or disclosed in the Schedule 13D, (b) Pevow has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby, (c) this Agreement has been duly and validly authorized, executed and delivered by Pevow, constitutes a valid and binding obligation and agreement of Pevow and is enforceable against Pevow in accordance with its terms and (d) neither the execution of this Agreement nor the consummation of any of the transactions contemplated hereby nor the fulfillment of any of the terms hereof will conflict with, or result in a breach or violation of, any (i) indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, instrument or arrangement to which Pevow is a party or bound or (ii) governance documents of GEC Holding, LLC.

17.   In the event that the Board determines after the date hereof to reimburse Pevow for his expenses incurred in connection with the Consent Solicitation, the Company shall reimburse Pevow for all actual out-of-pocket fees and expenses (up to a maximum amount of $300,000) incurred by Pevow in connection with the Consent Solicitation and all matters relating thereto, including without limitation, all proxy advisory fees and expenses, court costs, printing and mailing fees and expenses and legal fees and expenses in connection with the Consent Solicitation, preparation of the Consent Statement and all other SEC filings by Pevow (including without limitation the Schedule 13D and all amendments thereto), preparation and negotiation of this Agreement and preparation, negotiation and enforcement of the voting and other agreements disclosed in the Schedule 13D.  Such reimbursement shall be payable as follows:  (i) $75,000 payable within one business day of the date hereof, (ii) $75,000 payable on or before June 30, 2010 and (iii) the remaining amount (subject to the $300,000 cap) payable in the form of a promissory note executed and delivered by the Company on the date hereof and substantially in the form attached hereto as Exhibit A.

18.   If any provision of this Agreement or the application thereof to any person or circumstances is determined, to any extent, to be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which the same is held invalid or unenforceable, will not be affected thereby, and each term and provision of this Agreement will be valid and enforceable to the fullest extent permitted by law.

[signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the parties as of the date hereof.

GATEWAY ENERGY CORPORATION

By:	/s/ John A. Raasch
John A. Raasch
Chief Executive Officer and President

/s/ Frederick M. Pevow, Jr.
Frederick M. Pevow, Jr.

GEC HOLDING, LLC

By:	/s/ Frederick M. Pevow, Jr.
Name:	Frederick M. Pevow, Jr.
Title:

Exhibit A

PROMISSORY NOTE

Houston, Texas

$150,000.00	June 1, 2010

FOR VALUE RECEIVED, on or before June 30, 2011 and in accordance with the schedule attached hereto as Annex A, Gateway Energy Corporation (“Maker”) promises to pay to the holder hereof (“Payee”) in lawful money of the United States of America, the principal sum of One Hundred and Fifty Thousand Dollars ($150,000.00).  Interest shall accrue on the outstanding principal balance at a rate equal to thirteen percent (13%) per year, from the date hereof until this Note is paid in full.  The principal balance of this Note and all accrued and unpaid interest shall be due and payable in accordance with the schedule set forth on Annex A.

This Note may be prepaid in whole or in part at any time without limitation or penalty.  Payments of principal and interest with respect to this Note are to be made in lawful money of the United States of America by wire transfer to an account maintained by the holder with a bank located in the United States as designated in writing by the holder or, if no such account is specified, payment shall be sent to the address of the holder as shown in the records of the Maker at the close of business on the business day immediately preceding any payment date.  If any payment on this Note shall become due and payable on a day that is not a business day, such payment shall be made on the next succeeding business day and any such extended time of the payment or interest shall not be included in computing interest at the rate this Note bears in connection with such payment.  Each payment received hereunder shall, at the option of the holder, be applied first to accrued but unpaid interest, and thereafter to installments of principal then due.

This Note shall become immediately due and payable upon the earlier to occur of the insolvency of, general assignment for the benefit of creditors by, initiation of any proceedings under any state or federal bankruptcy, insolvency, moratorium or reorganization law or regulation by or against, or the appointment of a receiver for, all or any portion of the property of Maker.

Maker agrees to pay all costs and expenses incurred by the holder arising out of, or relating to, the enforcement or collection of the indebtedness evidenced by this Note, including reasonable attorneys’ fees and court costs.

The obligation of Maker evidenced by this Note arose in the State of Texas and this Note shall be governed by and construed under the laws of Texas.

To the extent permitted by law, Maker and all endorsers, sureties, accommodation parties and guarantors hereof jointly and severally, waive presentment for payment, demand, notice of nonpayment, notice of protest and protest of this Note and all other notices and demands required by law, and hereby consent to any and all extensions of time or modifications that may be granted with respect to the payment or other provisions of this Note and to the release of any collateral or other security, or any part thereof, and agree that additional makers, endorsers, guarantors, accommodation parties or sureties may become parties hereto without notice to them and without affecting their liability hereunder, and further agree that it shall not be necessary for the holder to resort to legal remedies against any of them before proceeding against any other of them and agree that no release of a Maker or one or more of the endorsers, guarantors, accommodation parties, or sureties, whether by operation of law or by any act of the holder of this Note, shall release any other Maker, endorser, guarantor, accommodation party or surety.

It is not intended to charge interest at a rate in excess of the maximum rate of interest that Payee may charge to Maker under applicable usury and other laws, but if, notwithstanding, interest in excess of such rate shall be paid hereunder, the interest rate on this Note shall be adjusted to the maximum permitted under applicable law during the period or periods that the interest rate otherwise provided herein would exceed such rate and any excess amount applied at Payee’s option to reduce the outstanding principal balance of this Note or to be returned to Maker.

GATEWAY ENERGY CORPORATION

By:
Title:

Annex A

Payment Date	Principal Payment	Interest Payment	Total Payment
June 30, 2010	$11,772.59	$1,625.00	$13,397.59
July 31, 2010	$11,900.13	$1,497.46	$13,397.59
August 31, 2010	$12,029.05	$1,368.54	$13,397.59
September 30, 2010	$12,159.36	$1,238.23	$13,397.59
October 31, 2010	$12,291.09	$1,106.50	$13,397.59
November 30, 2010	$12,424.24	$973.35	$13,397.59
December 31, 2010	$12,558.83	$838.76	$13,397.59
January 31, 2011	$12,694.89	$702.70	$13,397.59
February 28, 2011	$12,832.42	$565.17	$13,397.59
March 31, 2011	$12,971.44	$426.15	$13,397.59
April 30, 2011	$13,111.96	$285.63	$13,397.59
May 31, 2011	$13,254.01	$143.58	$13,397.59

Exhibit B

NEWS RELEASE

Gateway Energy Corporation Announces Agreement with Frederick Pevow

HOUSTON, June 2, 2010 -- Gateway Energy Corporation (OTC Bulletin Board: GNRG; “Gateway”) announced today that it has reached an agreement with Frederick M. Pevow, Jr. to settle issues relating to the ongoing consent solicitation campaign.

Under the terms of the agreement, Gateway will appoint Perin Greg deGeurin, David Fairfax Huff, John O. Niemann, Jr., Frederick M. Pevow, Jr. and Paul G. VanderLinden, III to Gateway’s board of directors.  These individuals will serve with John Raasch on the reconstituted board of directors, following the recent resignations of six of the members of Gateway’s board.  The new Board may consider appointing a seventh director, who, pursuant to the agreement, would be reasonably acceptable to Messrs. Pevow and Raasch.

Mr. Pevow has agreed that, if elected Chief Executive Officer and President of Gateway, his base salary will be $175,000 until the 2011 annual stockholders’ meeting.  In addition, Gateway will reimburse Mr. Pevow for the expenses incurred in connection with the consent solicitation, up to $300,000, of which $150,000 will be payable in cash and the balance pursuant to a promissory note.

Gateway’s Chief Executive Officer and President, John Raasch, commented, “This agreement allows us to put the distraction of the consent solicitation behind us, and to focus on Gateway’s business.  I am looking forward to working with Fred and the other new board members to continue to improve Gateway’s performance, and to create value for the stockholders of Gateway.  The new board members will bring valuable insight and perspective to allow us to build Gateway’s business.”

Mr. Pevow, in turn, commented, “I agree with John.  It is time to move forward.  Let’s get started.”

Mr. deGeurin is the president and co-owner of DeGeurin Realty, Inc., a commercial and residential real estate brokerage. Mr. deGeurin has been the president and co-owner of DeGeurin Realty, Inc. since 1989. Mr. deGeurin graduated from the University of Texas at Austin with a bachelor of arts from the School of Communications.

Mr. Huff is the president and co-owner of Progressive Pumps & Controls Corporation, a distributor of oilfield pumps and related accessories, a position he has held since January 2009. Mr. Huff was the vice president of Progressive Pumps & Controls from November 2006 to December 2008. He was self-employed from March 2006 to October 2006. Mr. Huff was the chief financial officer of Academy Sports & Outdoors from April 2005 to March 2006. Mr. Huff was formerly an investment banker for Bank of America and Bear, Stearns & Co. Inc., specializing in the energy sector. He graduated with a bachelor of science in accounting and finance from the University of Texas at Austin and earned a masters in business administration from the Wharton School, University of Pennsylvania.

Mr. Niemann is the president and chief operating officer of Arthur Andersen LLP, and has been since 2003. He previously served on the administrative board of Arthur Andersen LLP and on the board of partners of Andersen Worldwide. He began his career at Arthur Andersen in 1978 and served as a partner since 1987 and in increasing responsibilities in senior management positions, since 1992. Mr. Niemann has served on the board of directors of many Houston area non-profit organizations, including Strake Jesuit College Preparatory School (past chair of the board), The Regis School of the Sacred Heart (past chair of the board), The Houston Symphony, The Alley Theatre and Taping for the Blind, Inc. He graduated with a bachelor of arts in managerial studies (magna cum laude) and a masters in accounting from Rice University and received a juris doctor (summa cum laude) from the South Texas College of Law.

Mr. Pevow is a private investor. He was the president of Pevow and Associates, Inc., which provided investment and interim CFO consulting services to companies in the energy, power and chemicals industries, from February 2006 to December 2008.  He was the interim chief financial officer and a member of the board of directors of Texas Petrochemicals, Inc. from May 2004 to January 2006.  He also served on the board of directors of Abraxas Petroleum Corporation. He was formerly a senior investment banker to the energy industry with Smith Barney Inc. and CIBC World Markets.  Mr. Pevow graduated with a bachelor of arts in the Plan II Honors Program, University of Texas at Austin.

Mr. VanderLinden has been manager of market development of Radoil, Inc., a manufacturer of oil and gas equipment, since January 2009. He was the president, chief operating officer and co-founder of Gulfshore Midstream Pipelines, Ltd., from 2001 until its sale to Gateway in August 2007. He was an owner and co-founder of SeaCrest Company LLC and served as vice president from June 1997 until the formation of Gulfshore Midstream Pipelines, Ltd., in 2001. He has over 30 years of experience in the natural gas pipeline industry and held positions at Pan Energy, Natural Gas Pipeline Company of America and United Gas Pipe Line. Mr. VanderLinden graduated with a bachelor of science in Geology from Eastern New Mexico University.

About Gateway Energy

Gateway Energy Corporation owns and operates natural gas gathering, transportation and distribution systems in Texas, Texas state waters and in federal waters of the Gulf of Mexico off the Texas and Louisiana coasts. Gateway gathers offshore wellhead natural gas production and liquid hydrocarbons from producers, and then aggregates this production for processing and transportation to other pipelines. Gateway also transports gas through its onshore systems for non-affiliated shippers and through its affiliated distribution system and makes sales of natural gas to end users.

Safe Harbor Statement

Certain of the statements included in this press release, which express a belief, expectation or intention, as well as those regarding future financial performance or results, or which are not historical facts, are “forward-looking” statements as that term is defined in the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. The words “expect”, “plan”, “believe”, “anticipate”, “project”, “estimate”, and similar expressions are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance or events and such statements involve a number of risks, uncertainties and assumptions, including but not limited to industry conditions, prices of crude oil and natural gas, regulatory changes, general economic conditions, interest rates, competition, and other factors. Should one or more of these risks or uncertainties materialize or should the underlying assumptions prove incorrect, actual results and outcomes may differ materially from those indicated in the forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.